Exhibit 23.10

CONSENT OF AMEC AMERICAS LIMITED

I, Bob Stanlake, on behalf of AMEC Americas Limited (“AMEC”), consent to the inclusion in this Annual Report on Form 10-K of NovaGold Resources Inc., which is being filed with the United States Securities and Exchange Commission, of references to AMEC’s name and to the use of the technical report titled “Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study” effective July 27, 2011 and to the use of  the technical report titled “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on Second Updated Feasibility Study” effective November 18, 2011, amended January 20, 2012 (collectively, the “Technical Reports”), and the information derived from the Technical Reports.

I also consent to the incorporation by reference in NovaGold Resources Inc.’s registration statements on Form S-8 (Nos. 333-117370; 333-134871; 333-136493; 333-164083 and 333-171630) of the references to AMEC’s name and the use of the Technical Reports and the information derived from the Technical Reports which are included in the Annual Report on Form 10-K.

Dated this 11th day of February, 2014.

On behalf of AMEC Americas Limited

By: /s/ Bob Stanlake
Name: Bob Stanlake
Title: President Mining and Metals